Exhibit 4.2

For U.S. Investors:

[THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.  HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.]

For Non-U.S. Investors:

[THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S) PURSUANT TO REGULATION S PROMULGATED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  ACCORDINGLY, NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE SECURITIES ACT.]

GREENPRO, INC.

 (A Nevada Corporation)

8% CONVERTIBLE NOTE

DUE January 28, 2014

Original Issuance Date: August 12, 2013	US$41,250 (Equivalent to HK$320,000)

FOR VALUE RECEIVED, Greenpro, Inc., a Nevada corporation (the “Company”), hereby unconditionally promises to pay to Loke Che Chan, Gilbert (together with its registered assigns, the “Holder”) on January 28, 2014 (the “Maturity Date”) the principal sum of Forty-one Thousand Two Hundred and Fifty UNITED STATES DOLLARS (U.S.$41,250) [Equivalent to HK$320,000] (the “Principal”), and to pay to the Holder interest on the unpaid principal amount of this Note as provided in Article I hereof.

ARTICLE I

Section 1.1           Definitions.  The following terms shall have the meanings set forth below:

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the Province of Ontario are authorized or obligated to close.

“Conversion Price” means $$0.00825 per share.

“Dollars” and “$” means lawful money of the United States of America.

“Note” means this 8% Convertible Promissory Note of the Company issued to the Holder, as modified and supplemented and in effect from time to time.

“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

“Stock” means the Company’s $.0001 par value per share common stock.

ARTICLE II

Section 2.1           Principal.  Subject to Section 5.1 herein, the entire unpaid principal amount of this Note shall be paid on the Maturity Date.  Promptly following the payment in full of this Note, the Holder shall surrender this Note to the Company for cancellation.

Section 2.2           Interest.  Interest shall accrue (on a compounded basis) on the daily unpaid principal amount of this Note, for each day during the period from and including the date hereof (the “Commencement Date”) to but excluding the date such Note shall be paid in full, at a rate of eight percent (8%) per annum (the “Interest Rate”) and shall be payable on the Maturity Date.

ARTICLE III

Section 3.1           Payments Generally.  All payments of principal and interest to be made by the Company in respect of this Note shall be made in Dollars by delivery to the Holder, at the address the Holder provides to the Company, not later than 12:00 noon New York time on the date on which such payment shall be due.  If the due date of any payment in respect of this Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension.  All payments by the Company under this Note will be made without setoff or counterclaim and free and clear of, and without deductions for, any taxes, fees or other expenses or claims of any kind.

Section 3.2           Prepayments.  At any time, and from time to time, the Company may, at its option, prepay this Note (in an amount up to but not exceeding the unpaid principal amount hereof and any accrued interest hereon) in whole or in part without premium or penalty.

ARTICLE IV

Section 4.1           Conversion Privilege.  Until this Note is paid in full, Holder may, at its option, convert all or any portion of the outstanding principal balance of, and all accrued interest on, this Note, into the number of shares of Stock obtained by dividing (i) the unpaid principal amount and interest due on this Note, by (ii) the Conversion Price of Stock.

Section 4.2           Conversion Procedure.  To convert this Note pursuant to this Article IV, the Holder must  (i) complete and sign the “Form of Election to Convert” (ii) complete and sign subscription documents reasonably requested by the Company and (iii) if the conversion is of the entire unpaid principal of, and interest on, this Note, then surrender this Note to the Company.  As promptly as practicable after delivery of an Election to Convert in accordance with this Section 4.2, the Company shall issue and deliver to Holder, a certificate or certificates for the full number of whole Shares issuable upon the conversion of this Note in accordance with the provisions of this Article IV.

Section 4.3           Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Securities Purchase Agreement and may be transferred or exchanged only in compliance with the Securities Purchase Agreement and applicable federal and state securities laws and regulations.

Section 4.4          Reservation of Shares; Shares to be Fully Paid.  The Company shall reserve, out of its authorized but unissued Shares, sufficient Shares to provide for the conversion of the entire Note.  The Company covenants that all Shares which may be issued upon conversion of this Note will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance and delivery thereof.

ARTICLE V

Section 5.1          Event of Default.  "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)           default in the payment of any interest in respect of this Note within ten (10) Business Days after it becomes due and payable; or

(b)           default in the payment of the outstanding principal amount of this Note at its Maturity Date; or

(c)           the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under Federal bankruptcy law or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company; or

(d)           the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or state law, or the consent by the Company to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

Section 5.2          Acceleration of Note.  If an Event of Default occurs and is continuing, then and in every such case the Holder may declare the outstanding principal amount of this Note (including accrued interest as provided in Article III hereof) to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal shall become immediately due and payable.  Notwithstanding the foregoing, if an Event of Default referenced in paragraph (c) or paragraph (d) of Section 5.1 occurs, the outstanding principal amount of this Note (including accrued interest as provided in Article III hereof) shall automatically become due and payable immediately without any declaration or other action on the part of the Holder.  At any time after the outstanding principal amount of this Note shall become immediately due and payable and before a judgment or decree for payment of the money due has been obtained, the Holder, by written notice to the Company, may rescind and annul any acceleration and its consequences.

ARTICLE VI

Section 6.1           Governing Law; Jurisdiction.  This Note shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to the conflicts of laws provisions thereof.  The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Courts of the State of Nevada in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the State of Nevada.  The Company hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any court referred to above, and hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  The Company irrevocably consents to service of process in the manner provided for notices below.  Nothing in this Agreement will affect the right of the Holder to serve process in any other manner permitted by law.

Section 6.2           Successors.  All agreements of the Company in this Note shall bind its successors and permitted assigns.  This Note shall inure to the benefit of the Holder and its permitted successors and assigns.  The Company shall not delegate any of its obligations hereunder without the prior written consent of Holder.

Section 6.3           Amendment, Modification or Waiver.  No provision of this Note may be amended, modified or waived except by an instrument in writing signed by the Company and the Holder.

Section 6.4           Legend.  This Note, and any note issued in exchange or substitution for this Note, shall bear the legend appearing on the first page hereof.

Section 6.5           Delay or Omission Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an authorized officer thereof as of the date and year first above written.

Greenpro, Inc.

By:
Name:	Lee Chong Kuang
Title:	Chief Executive Officer

NOTICE OF ELECTION TO CONVERT

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned holder hereby irrevocably elects to convert $____________ of the principal and interest of the Note into _______ shares of common stock of Greenpro, Inc. (the “Company”) pursuant to the Convertible Promissory Note issued by the Company due________, 2014 according to the conditions set forth in said note and as of the date set forth below.

Date of Conversion:

Signature:

[Name]

Address: